EXHIBIT 10.20

DOCUMENT SCIENCES CORPORATION

MANAGEMENT INCENTIVE RETENTION PLAN FOR SELECT EMPLOYEES

ARTICLE I

Purpose

This Management Incentive Retention Plan for Select Employees (the “Plan”) of Document Sciences Corporation, a Delaware corporation (the “Company”) became effective on September 12, 2007 (the “Effective Date”), and was adopted because the Board determined it to be in the best interests of the Company and the stockholders of the Company that the interests of selected key management employees and others providing personal services to the Company be aligned with that of the stockholders and to recognize the absence of compensatory equity grants during the preceding two years. The purpose of the Plan is to provide an incentive to such persons to maximize the valuation of the Company.

ARTICLE II

Definitions and Construction

2.1 Definitions. Where the following capitalized words and phrases appear in the Plan, each has the respective meaning set forth below, unless the context clearly indicates to the contrary.

(1)	Administrator: The Board shall be the administrator unless and until the Board delegates the administration of the Plan to a Committee, as provided in Section 3.2. Thereafter, all references in the Plan to the Administrator shall be to the Committee.

(2)	Award Letter: A written letter from the Company to an employee, notifying such person of his selection as a Participant.

(3)	Bonus Pool: The dollar amount of the aggregate bonus pool to be divided among the Participants, calculated in accordance with Section 5.3.

(4)	Board: The Board of Directors of the Company.

(5)	Change in Control: Either of the following:

(i) the acquisition by one person (or more than one person acting as a group) of direct or indirect beneficial ownership of the stock of the Company that, together with stock as to which beneficial ownership is otherwise directly or indirectly held by such person or group, constitutes more than 80% of the total fair market value or total voting power of the stock of the Company whether by merger, reverse merger, consolidation or reorganization of the Company or otherwise; or

(ii) any one person, or more than one person acting as a group, directly or indirectly acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

The terms “person”, “group” and “beneficial ownership” as used in this definition shall be interpreted consistent with Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder.

(6)	CIC Uplift: The amount by which the enterprise value of the Company on the Closing Date (as derived from the CIC Price) exceeds the enterprise value of the Company on the Effective Date (based upon the closing sale price per share of the Company’s common stock on the Effective Date of $9.52 as quoted on the National Association of Securities Dealers Automated Quotation System) which was calculated by the Administrator to be $53,072,553, the valuation of the Company on the Effective Date. For purposes of the Plan, all calculations to determine the valuation of the Company at different per share values assumes that all outstanding compensatory stock options granted by the Company are exercised and the Company uses the proceeds raised from such exercises to repurchase shares at the given per share value.

(7)	CIC Price: Shall mean the aggregate “Value” (as defined herein) paid by the purchaser in a Change in Control of the Company sale of all cash, non-cash assets, equity (including stock options, warrants or similar rights to acquire stock) and debt issued or assumed in connection with a Change in Control and shall include, without duplication, the Value of equity and debt securities of any equity created as part of a process to effect a Change in Control. “Value” shall mean (i) with respect to cash, the amount thereof; (ii) with respect to marketable securities, the value assigned to such securities in the definitive agreement relating to the Change in Control or, if not assigned in such agreement, the mean of the closing sale price of such securities as quoted on their principal trading market on the tenth through the sixth consecutive trading days preceding the Closing Date or, if not quoted on such dates, the mean of the closing sale price of such securities as quoted on their principal trading market on the last five consecutive trading days for which a price is so quoted prior to the Closing Date; (iii) if debt, the face amount thereof; and (iv) with respect to non-cash consideration other than marketable securities or debt, the fair market value thereof as reasonably determined by the Board of Directors in good faith. CIC Price shall include (a) any contingent payments, or similar payments anticipated to be made in the future; and (b) any amounts placed into escrow otherwise deferred or held back by any purchaser of the Company in a Change in Control transaction.

(8)	Closing Date: The date upon which a Change in Control of the Company closes.

(9)	Committee: A committee of one or more members of the Board.

(10)	Code: The Internal Revenue Code of 1986, as amended.

(11)	Covered Parachute Payments: Shall have the meaning set forth in Section 6.1.

(12)	Covered Payments: Shall have the meaning set forth in Section 6.1.

(13)	Excise Tax: The excise tax on excess parachute payments under Section 4999 of the Code (or any successor provision or any comparable provision of state, local or foreign law), including any interest or penalties with respect to such excise tax.

(14)	Holdback Bonus: The amount of the Incentive Bonus that the Participants would otherwise receive in accordance with Section 5.3 or Section 5.5, as applicable, multiplied by the Holdback Percentage.

(15)	Holdback Percentage: That percentage of the CIC Price subject to holdback, escrow or otherwise deferred or held back by any purchaser of the Company in a Change in Control transaction.

(16)	Incentive Bonus: A cash bonus comprised of a percentage of the Bonus Pool payable under the Plan to a given Participant in accordance with Article V.

(17)	IRS: The Internal Revenue Service of the United States.

(18)	Participant: Each employee who is participating in the Plan in accordance with Article IV.

(19)	Safe Harbor Amount: The largest portion of the Covered Payments that would result in no portion of the Covered Payments being subject to the Excise Tax.

(20)	Section 409A: Section 409A of the Code, the final regulations thereunder and any additional guidance provided by the Treasury Department pursuant thereto.

(21)	Specified Employee: An employee determined by the Company to be a “specified employee” as defined in Section 1.409A-1(i) of the final regulations promulgated under Section 409A.

(22)	Strategic Buyer: A purchaser of the Company that is an operating corporation or other legal entity that is engaged in the active conduct of a trade or business in the technology industry and is acquiring the Company for reasons of cost savings, synergies, increases in market share, complementary products or other similar reasons, and that is not an institutional, financial buyer or other type of financial institution, including but not limited to a private equity firm, venture capital firm, hedge fund, securities brokerage firm, bank or insurance company.

(23)	Termination Date: Shall have the meaning set forth in Section 4.1.

2.2 Number and Gender. Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender.

2.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and, if there is any conflict between such headings and the text of the Plan, the text will control. All references to Articles, Sections and Subsections are to this document unless otherwise indicated.

ARTICLE III

Administration of Plan

3.1 Administrator. The Plan shall be interpreted and administered by the Administrator.

3.2 Right to Delegate. The Board may from time to time delegate some or all of its powers and responsibilities under the Plan to the Committee. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in the Plan to the Administrator shall thereafter be to the Committee). The Board may at any time revest in itself any delegated power to administer the Plan. In addition, the Administrator may employ persons to render advice or to execute its directions with regard to any responsibility held hereunder and may authorize any person to whom any of its responsibilities have been properly delegated to employ persons to render such advice or to execute its directions.

3.3 Discretion to Interpret Plan. The Administrator has absolute discretion to construe and interpret any and all provisions of the Plan, including, but not limited to, the discretion to resolve ambiguities, inconsistencies, or omissions conclusively. The decisions of the Administrator will be binding and conclusive upon all persons unless determined to have been arbitrary or capricious.

3.4 Powers and Duties. In addition to the powers described in Section 3.3 and all other powers specifically granted under the Plan, the Administrator has all powers necessary or proper to administer the Plan and to discharge his duties under the Plan, including, but not limited to, the following powers:

3.4.1 to determine whether a transaction or series of related transactions results in a Change in Control of the Company;

3.4.2 to determine whether the buyer in the Change in Control transaction qualifies as a Strategic Buyer;

3.4.3 to determine the amount, form, and conditions of any Incentive Bonus under the Plan, and to authorize or deny the payment of benefits under the Plan;

3.4.4 to designate a later automatic Termination Date;

3.4.5 to make and enforce such rules, regulations, and procedures as the Administrator may deem necessary or proper for the orderly and efficient administration of the Plan;

3.4.6 to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; and

3.4.7 to prepare and distribute information explaining the Plan.

3.5 Expenses. Reasonable expenses incident to the administration of the Plan, including, without limitation, the compensation of legal counsel, advisors, and other technical or clerical assistance as may be required, the payment of any bond or security, and any other expenses incidental to the operation of the Plan, that the Administrator determines are proper will be paid by the Company or an affiliate of the Company.

3.6 Indemnification. The Company will indemnify and hold harmless any person exercising authority within the scope of this Article III or at the direction of the Administrator against any and all reasonable expenses and liabilities arising out of such exercise of authority or execution of directions, including, without limitation, any reasonable expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such person in the performance of such functions or responsibilities, but excluding expenses and liabilities arising out of such person’s own gross negligence or reckless or willful misconduct. Expenses against which such person will be indemnified hereunder include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

ARTICLE IV

Term and Participation

4.1 Term. The Plan shall become effective on the Effective Date and, subject to Section 9.2, shall terminate on September 12, 2010 (the “Termination Date”), provided that the Administrator shall have the authority to designate a later Termination Date. If the Administrator exercises such authority, references in this Plan to the Termination Date shall be to such later date.

4.2 Commencement of Participation. An employee will become a Participant if (and only if) he is selected to be a Participant by the Administrator in accordance with and subject to the provisions of the Plan. Such selection will be made by the Administrator at any time and for any reason and will be effective as of the date designated by and in the discretion of the Administrator (which date will not be prior to the Effective Date). Each Participant will receive an Award Letter informing him of his selection to be a Participant and the effective date of his participation as soon as administratively practicable after such selection by the Administrator.

4.3 Termination of Participation. An employee who has become a Participant will cease to be a Participant if: (1) such Participant’s employment with the Company and all subsidiaries and affiliates of the Company is terminated prior to the Closing Date for any reason or (2) no Closing Date has occurred on or before the Termination Date.

ARTICLE V

Incentive Bonuses

5.1 Conditions for Incentive Bonus. A Participant will be eligible to receive an Incentive Bonus, if any, from the Company or the Company’s successor if (and only if):

5.1.1 The Company has entered into a definitive agreement or agreements with an acquiror pursuant to which a Change in Control of the Company has or will occur, as determined by the Administrator.

5.1.2 The Closing Date occurs on or before the Termination Date for the Plan.

5.1.3 The CIC Price exceeds $53,072,553.

5.1.4 Such Participant is continuously employed by the Company or one of its subsidiaries or affiliates from the date on which he is selected to become a Participant up to and including the Closing Date.

5.1.5 Such Participant complies with additional conditions, if any, set forth in his Award Letter, which conditions need not be identical for all Participants.

5.2 Amount of Incentive Bonus; Reallocation. A Participant who is eligible to receive an Incentive Bonus under Section 3.1 will be entitled to a percentage of the Bonus Pool as determined by the Administrator in its discretion and as set forth in the Award Letter. The Administrator’s determinations pursuant to the preceding sentence will be made on a case-by-case basis with respect to any individual Participant. The Administrator may provide in its discretion that the amount of any Incentive Bonus will be offset by other payments or reduced for any other reason as set forth in the relevant Award Letter. Any Incentive Bonus forfeited pursuant to the terms of an Award Letter shall be available, but shall not be required, to be re-granted to one or more Participants under the terms of the Plan. The Administrator shall not be obligated to award the entire Bonus Pool to Participants.

5.3 Bonus Pool. If the conditions set forth in Sections 5.1.1 through 5.1.3 are satisfied, the Bonus Pool shall be funded in an amount equal to 15% of the CIC Uplift; provided, however, that the amount of the Bonus Pool shall be capped at $12,545,000.

5.4 Form and Timing of Payment of Incentive Bonus. A Participant who is eligible to receive an Incentive Bonus under Section 5.1 will be paid such Incentive Bonus in a lump sum in cash on the Closing Date; provided, however, that if a portion of the CIC Price is the subject of a holdback or escrow for indemnification claims, or otherwise, then (a) the Administrator shall calculate the Holdback Percentage and the amount of the Holdback Bonus, (b) the Participant shall receive in a lump sum in cash on the Closing Date the amount of his Incentive Bonus less his pro rata portion of the Holdback Bonus, and (c) simultaneous with the release of the escrow by the escrow agent or holdback by the purchaser of the Company, the Participant shall receive in a lump sum in cash his pro rata portion of the funds released. Notwithstanding the foregoing, if some or all of an Incentive Bonus or Holdback Bonus would not be deductible by the Company pursuant to Section 162(m) of the Code, then the payment of such portion of the Incentive Bonus or Holdback Bonus shall be made as soon as administratively possible following the first day on which the deductibility of such payment shall not be disallowed under Section 162(m) in accordance with the provisions of Section 1.409A-2(b)(7)(i) of the final regulations promulgated under Section 409A, and the Participant shall be credited with interest at the “Wall Street Journal Prime Rate” (or comparable interest rate selected by the Administrator) in effect on the Closing Date and adjusted on the first business day of any subsequent calendar year, compounded monthly.

5.5 Limitations: No Equity Investment. It shall be a condition to receiving an Incentive Bonus pursuant to Section 5.3 that the Participant not receive or otherwise acquire any equity security (including, without limitation, any option, stock appreciation right, phantom stock or other form of derivative security) of the Company or any entity (or any affiliate of an entity) that acquires the Company or the Company’s assets pursuant to the transaction constituting the Change in Control. If the conditions set forth in Section 5.1 are satisfied and the Participant receives or otherwise acquires any equity security in the Change in Control transaction, the following shall apply in place of Section 5.3:

5.5.1 If the CIC Price is less than $74,663,364, then the Participant’s Incentive Bonus shall be zero ($0.00).

5.5.2 If the CIC Price equals or exceeds $74,663,364 but is less than $77,765,492, the Participant’s Incentive Bonus shall be equal to 25% of the Participant’s share of the Bonus Pool calculated pursuant to Section 5.3.

5.5.3 If the CIC Price equals or exceeds $77,765,492 but is less than $80,867,620, the Participant’s Incentive Bonus shall be equal to 50% of the Participant’s share of the Bonus Pool calculated pursuant to Section 5.3.

5.5.4 If the CIC Price equals or exceeds $80,867,620 but is less than $83,969,748, the Participant’s Incentive Bonus shall be equal to 75% of the Participant’s share of the Bonus Pool calculated pursuant to Section 5.3.

5.5.5 If the CIC Price equals or exceeds $83,969,748, the Participant’s Incentive Bonus shall be equal to 100% of the Participant’s share of the Bonus Pool calculated pursuant to Section 5.3.

5.6 Additional Conditions. The Administrator may include in the Award Letter one or more conditions on the receipt or continued receipt of an Incentive Bonus that the Administrator deems appropriate. Such conditions are absolutely within the sole discretion of the Administrator and may vary among individual Participants.

5.7 Discretionary Bonus for Non-Strategic Buyer Transaction. On the basis of the CIC Price and the Administrator’s analysis of the Participants’ efforts in securing such CIC Price, the Administrator may waive the conditions set forth in Sections 5.1, 5.5 and/or 5.6 in whole or in part, or for some or all Participants, in its sole discretion.

ARTICLE VI

Tax Considerations

6.1 Parachute Payments. Notwithstanding the foregoing, if the payment of an Incentive Bonus under the Plan by itself or when combined with any other payment or benefit the Participant receives from the Company or any of its subsidiaries or affiliates (collectively “Covered Payments”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (the “Covered Parachute Payments”), and (ii) is or may become subject to the Excise Tax, then the portion of the Covered Payments that would be treated as Covered Parachute Payments, in the aggregate, in excess of the Safe Harbor Amount shall be either (a) paid in full in accordance with the terms governing such payments, or (b) reduced so that the Covered Parachute Payments, in the aggregate in excess of the Safe Harbor Amount, whichever of the foregoing actions, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greater amount of the payments notwithstanding that all or some portion of the payments may remain subject to the Excise Tax. If it is determined that any payments are to be reduced as set forth above, the Participant shall have the right to designate which of the payments shall be reduced and to what extent, provided that the Participant may not so elect to the extent that, in the determination of the accounting firm referred to in Section 6.2, such election would cause the Participant to be subject to the Excise Tax.

6.2 Accounting. The accounting firm engaged by the Company for general audit purposes as of the day prior to the Closing Date shall make the determination of (i) whether an event described in Section 280G(b)(2)(A)(i) of the Code has occurred, (ii) the value of any Covered Parachute Payments and the Safe Harbor Amount, (iii) whether any reduction in the Covered Payments is required under Section 6.1, and (iv) the amount of any such reduction. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Administrator shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant at such time as requested by the Company. If the accounting firm determines that no Excise Tax is payable, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

6.3 IRS Determination. If, notwithstanding any reduction described in Section 6.1, the IRS determines that the Participant is liable for the Excise Tax as a result of the receipt of an Incentive Bonus payable under this Plan or otherwise as described above, then the Participant shall be obligated to pay back to the

Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the “Repayment Amount”. The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax.

ARTICLE VII

Funding of Plan; Other Benefits; Future Service

7.1 Funding of Plan. The Plan will be unfunded, and benefits provided hereunder will be paid from the general assets of the Company. No segregation of funds by the Company is or shall be required.

7.2 Impact on Other Benefits. Amounts paid under the Plan are intended to have no impact on any other employee benefit plans or other compensatory arrangements sponsored by the Company or made between the Company (or its subsidiaries or affiliates) and the Participant.

7.3 Nonalienation of Benefits. Except as the Administrator may otherwise permit or as may be required by law: (1) no interest in or benefit payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any action by a Participant to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same will be void and of no effect, and (2) no interest in or benefit payable under the Plan will be in any way subject to any legal or equitable process, including, but not limited to, garnishment, attachment, levy, seizure, or the lien of any person. This provision will be construed to provide each Participant, or other person claiming any interest or benefit in the Plan through a Participant, with the maximum protection against alienation, encumbrance, and any legal and equitable process, including, but not limited to, attachment, garnishment, levy, seizure, or other lien, afforded his interest in the Plan (and the benefits provided thereunder) by law and any applicable regulations.

7.4 No Guarantee of Future Service. Designation as a Participant shall not provide any guarantee or promise to the Participant of continued service with the Company. The Company expressly retains the right to terminate the employment of the Participant consistent with the terms of the Participant’s contractual arrangement with the Company, if any, the terms of which shall be unaffected by the terms of the Plan. This provision shall not be limited or abridged to any extent by any other provision or the Plan which may suggest otherwise and shall be applied regardless of any such provision. Notwithstanding the foregoing, the Company’s obligations to make payments under the Plan shall not be affected by the fact that any defined term or other provision in the Plan is different than or not consistent with any defined term or other provision in any contractual arrangement the Participant has with the Company or in any other compensation or benefit plan of the Company.

7.5 No Vested Right to Benefits. No Participant or other person will have any right to, or interest in, any benefits provided under the Plan upon termination of his employment or retirement occurring before the Closing Date or upon termination of Plan, except as specifically provided hereunder.

ARTICLE VIII

Amendment and Termination

8.1 Right to Amend or Terminate the Plan. Notwithstanding any provision(s) of any other communication, whether oral or written, made by the Company, the Administrator, or any other individual or entity to employees of the Company or to any other individual or entity, the Company, by action of the Board, reserves the absolute and unconditional right to amend or terminate the Plan, including, but not limited to, the right to reduce or eliminate benefits provided pursuant to the provisions of the Plan as such provisions currently exist or may hereafter exist; provided, however, that any amendment or termination of the Plan made after the Closing Date will be void and of no effect to the extent such amendment or termination would reduce or eliminate the amount of any Incentive Bonus for any Participant without the written consent of the adversely affected Participant. All amendments to, or termination of, the Plan must be in writing, signed by an authorized officer of the Company, and adopted by the Board. Any oral statements or representations made by the Company, the Administrator, or any other individual or entity that alter, modify, amend, terminate or are inconsistent with the written terms of the Plan will be invalid and unenforceable and may not be relied upon by any Participant or by any other individual or entity.

8.2 Automatic Termination. The Plan shall automatically terminate upon the earlier to occur of the following:

8.2.1 The date of completion of all payments of Incentive Bonuses under the Plan; or

8.2.2 The Termination Date if the Closing Date has not occurred on or before such date. The Administrator shall have the authority to amend the Plan to designate a later Termination Date pursuant to Section 4.1.

8.3 Effect of Amendment or Termination. In the event of an amendment to or termination of the Plan as provided under this Article VIII, each Participant will have no further rights hereunder, and the Company will have no further obligations hereunder, except as otherwise specifically provided under the terms of the Plan as so amended or terminated.

ARTICLE IX

Miscellaneous Provisions

9.1 Plan Binding on Successors. This Plan and the terms and provisions hereof, including the obligation to make the payments of the Incentive Bonuses to the Participants, shall be binding upon any successor to the Company, whether by merger, consolidation or otherwise.

9.2 Payments to Incompetents. If a Participant entitled to receive any benefits under the Plan is determined by the Administrator in its sole discretion to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for benefits provided under the Plan, the Administrator may pay such benefits to the duly appointed guardian or conservator of such person or to any third party who is determined in the discretion of the Administrator to be eligible to receive any benefit under the Plan for the account of such Participant. Such payment will operate as a full discharge of all liabilities and obligations of the Company, the Administrator, and any other person under the Plan with respect to such benefits.

9.3 Unknown Whereabouts. It will be the affirmative duty of each Participant to inform the Company of, and to keep on file with the Company, his current mailing address. If a Participant fails to inform the Company of his current mailing address, neither the Administrator nor the Company will be responsible for any late payment or loss of benefits or for failure of any notice to be provided or provided timely under the terms of the Plan to such individual.

9.4 Jurisdiction. The Plan will be construed, enforced, and administered according to the laws of the State of California, excluding any conflict-of-law rule or principle that might refer to the laws of another state.

9.5 Severability. It is the desire and intent of the Company that the provisions of this Plan and the Award Letter be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any provision in this Plan or the Award Letter shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the Company or the Participants, shall be deemed amended to delete or to modify the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable. In case any provision of the Plan or Award Letter is held to be illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision will not affect the remaining provisions of the Plan or the Award Letter, as applicable.

9.6 Incorrect Information, Fraud, Concealment, or Error. Any contrary provisions of the Plan notwithstanding, in the event that the Administrator or the Company pays a benefit, incurs a liability for failure to so pay a benefit, or makes any overpayment or erroneous payment to any individual or entity because of a human or systems error or because of incorrect information provided by, correct information failed to be provided by, or fraud, misrepresentation, or concealment of any relevant fact (determined in the sole opinion of the Administrator) by, any Participant or other individual, the Administrator will be entitled to recover in any manner deemed necessary or appropriate for such recovery (in the sole opinion of the Administrator) from such Participant or other individual such benefit paid or the amount of such liability incurred and any and all expenses incidental to or necessary for such recovery. Human or systems error or omission will not affect in any way the amount of a benefit to which such Participant is otherwise entitled under the terms of the Plan.

9.7 Withholding of Taxes and Other Deductions. The Company shall satisfy any income and employment tax withholding obligations related to the payment of an Incentive Bonus to the Participant pursuant to the Plan, as well as any other withholding authorized by the Participant or required by applicable law, by deduction from such Incentive Bonus.

9.8 Exclusion from Section 409A. To the extent applicable, it is intended that this Plan and any payment made hereunder shall not be subject to the requirements of Section 409A of the Code. Except to the extent that the payment is deferral pursuant to Section 5.4, any provision that would cause the Plan or any payment hereof to become subject to Section 409A shall have no force or effect until amended to the minimum extent required to be excluded from the application of Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Plan was duly adopted by the Board of Directors on October 24, 2007.

/s/ T. W. Schmidt
Signature

T.W.Schmidt
Print Name